April 25, 2011

Northern Lights Variable Trust

450 Wireless Blvd.

Hauppauge, NY 11788

Re:

Northern Lights Variable Trust  - File Nos. 333-131820 and 811-21853

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 27 to the Northern Lights Variable Trust Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 34 under the Securities Act of 1933, Post-Effective Amendment No. 35 under the Investment Company Act of 1940 (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP